EXHIBIT 99.1


          Citrix Appoints Asiff Hirji to Board of Directors;
      TD AMERITRADE Chief Operating Officer to Join Citrix Board

    FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--May 22, 2006--Citrix Systems, Inc. (Nasdaq:CTXS), the global leader in access infrastructure solutions, today announced the appointment of a new director, Asiff Hirji, chief operating officer for TD AMERITRADE (Nasdaq:AMTD) to its board of directors.
    Hirji, TD AMERITRADE's chief operating officer, oversees the company's technology, operations, and business development functions. He is one of four members of the executive management team serving in the Office of the Chief Executive. Hirji joined TD AMERITRADE in April 2003 serving as chief information officer and leading the technology integration during the company's merger with Datek. Hirji has nearly twenty years experience at the nexus of financial services and technology serving in numerous high-profile positions including leader of Bain & Company's IT Strategy practice, president and chief technology officer for Netfolio, Inc., an online investment advisor, and as a founding member and partner of the financial services strategic consultancy, Mitchell Madison Group.
    "His executive experience managing and growing large-scale financial services operations will bring a unique perspective to the Citrix board of directors," said Mark Templeton, president and chief executive officer for Citrix. "We are honored to have Asiff joining the board at such an exciting time in Citrix's evolution."
    Hirji will replace John W. White, a long-time director who has decided to retire from the Citrix board. White served as a board member since 1998.
    "John has made invaluable contributions to the company during his tenure as board director. Citrix owes him a tremendous debt of gratitude for his dedication and accomplishments. We wish him the best in all his future endeavors," Templeton said.
    With the election of Hirji, Citrix's board of directors now includes: Thomas Bogan, former president and chief operating officer, Rational Software; Murray Demo, chief financial officer, Adobe; Stephen Dow, general partner, Sevin Rosen Funds; Gary Morin, former executive vice president and chief financial officer, Lexmark; Godfrey Sullivan, president and chief executive officer, Hyperion; and Mark Templeton, president and chief executive officer, Citrix Systems.
    Hirji will serve on the Audit Committee, Finance Committee, and the Nominating and Corporate Governance Committee.

    About Citrix

    Citrix Systems, Inc. (Nasdaq:CTXS) is the global leader and most trusted name in on-demand access. More than 180,000 organizations around the world rely on Citrix to provide the best possible access experience to any application for any user. Citrix customers include 100% of the Fortune 100 companies and 98% of the Fortune Global 500, as well as hundreds of thousands of small businesses and individuals. Citrix has approximately 6,200 channel and alliance partners in more than 100 countries. Citrix annual revenues in 2005 were $909 million. Learn more at http://www.citrix.com.

    For Citrix Investors

    This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with revenue growth and recognition of revenue, products, their development and distribution, product demand and pipeline, economic and competitive factors, the Company's key strategic relationships, acquisition and related integration risks as well as other risks detailed in the Company's filings with the Securities and Exchange Commission. Citrix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

    Citrix(R) is a registered trademark of Citrix Systems, Inc. in the U.S. and other countries. TD AMERITRADE Holding Corporation, through its brokerage subsidiaries, provides investment products and services to individual investors. TD AMERITRADE and Citrix Systems, Inc. are separate, unaffiliated companies and are not responsible for each other's services or policies. All other trademarks and registered trademarks are property of their respective owners.

    CONTACT: Citrix Systems, Inc., Fort Lauderdale
             Media Inquiries:
             Eric Armstrong, 954-267-2977
             eric.armstrong@citrix.com
             or
             Investor Inquiries:
             Jeff Lilly, 954-267-2886
             jeff.lilly@citrix.com